Exhibit 10.32

DATED      NOVEMBER 2008

DEED POLL

Indemnity by

Signet Jewelers Limited

Signet Jewelers Limited

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

1

THIS DEED POLL is made the      day of November 2008 by SIGNET JEWELERS LIMITED (registered number 42069) whose registered office is at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda (the “Company”).

WHEREAS the Company has agreed to provide the Indemnity (as defined below) to the persons named in the schedule to this Deed (the “Indemnified Persons” and each an “Indemnified Person”)

NOW THIS DEED WITNESSES as follows:

1.	DEFINITIONS

In this Deed:

(a)	the following words have the following meanings:

“Applicable Law”	any legal or regulatory restriction in any jurisdiction which directly or indirectly limits or defines the scope of an indemnity which may be given by the Company in respect of the matters contained in this Deed;

“Bye-Laws “	the bye-laws of the Company as amended from time to time;

“Indemnity”	the indemnity contained in Clause 2 below;

“Signet Group”	the Company and/or any of its subsidiaries from time to time and, for the purposes of this definition, “subsidiary” shall have the same meaning as in Section 86 of the Companies Act 1981 (as amended from time to time); and

“Relevant Company”	means the Company or any other member of the Signet Group or any company to which any member of the Signet Group has nominated or appointed directors or officers (as applicable);

(b)	references to “directors” include references to alternate directors, and references to “officers” include any persons who are regarded or deemed to be officers, whether under Bermuda law or otherwise, and any person against whom legal proceedings are brought on the basis that he is or may be an officer;

(c)	references to “companies” include all bodies corporate, wherever incorporated;

(d)	references to any statute or statutory provision include a reference to that statute or provision as from time to time modified, extended or re-enacted; and

(e)	words in the masculine include the feminine.

2.	INDEMNITY

2.1	Subject to the requirements and limitations of any Applicable Law, the Bye-Laws and the terms of this Deed, the Company agrees to fully indemnify and keep indemnified each of the Indemnified Persons on demand against all actions, claims, liabilities, charges, demands, proceedings, investigations and judgements (“Liabilities” and each a “Liability”) which may be made against him or which he may suffer or incur as a consequence of, or which relate to or arise, directly or indirectly, from his powers, duties or responsibilities as a director or officer of the Company or any Relevant Company together with all reasonable costs and expenses (including legal and professional fees) and any tax incurred in relation thereto.

2.2	Without prejudice to the generality of the indemnity set out in clause 2.1, and subject to clause 3, the Company shall, subject to Applicable Law and the Bye-Laws, pay the reasonable legal and other expenses incurred by the Indemnified Person in defending any proceedings (whether civil or criminal) on an “as incurred” basis on reasonable notice and on provision of such evidence of the same as the Company may reasonably request.

2.3	For the avoidance of doubt, the Indemnity in this Deed shall continue after the date on which the Indemnified Person ceases to be a director of the Company or any Relevant Company.

2.5	To the extent that any of the Indemnified Persons are officers (including for the avoidance of doubt, the Group Company Secretary) rather than directors, such persons shall not be indemnified to any greater extent than if they were directors and any indemnities granted to them shall be subject to the restriction placed upon directors’ indemnities by Applicable Law as if they were directors.

3.	EXCLUSIONS AND LIMITATIONS

3.1	The Indemnity shall be subject to the following exclusions and limitations. It will not:

(a)	apply in relation to a Liability to the extent that any recovery is made by the Indemnified Person with respect to that Liability under any applicable policy of insurance or under any other rights which entitle him to make recovery;

(b)	modify or waive any of the duties which the Indemnified Person owes as an employee (if he is an employee of any Relevant Company), officer or director (as the case may be) under law, under the rules of any relevant stock exchange or other regulatory body or by reason of the terms of his engagement; or

(c)	extend to any Liability arising from fraud or dishonesty on the part of the Indemnified Person seeking payment.

3.2

If the board of directors resolves, on reviewing all evidence then available to it, that a Liability does not fall within clause 3.1 (c), it may make payment under this Deed provided that if, thereafter, a court finds that the Relevant Liability in respect of which the Indemnified Person has been indemnified did arise from the matters referred to in clause 3.1 (c), the Company may by notice to the Indemnified Person recover all sums so indemnified (and any payment pursuant to clause 7) and the Indemnified Person shall repay such amounts (without interest) within 14 days of receipt of such notice.

4.	DIRECTOR’S OBLIGATIONS

An Indemnified Person wishing to claim under this Indemnity shall:

(a)	first take all reasonable steps and carry out all actions within his control and required to obtain recovery and shall use all reasonable endeavours to recover under any applicable policy of insurance or under any other rights which entitle him to make recovery and, if applicable, assist the Relevant Company in taking all steps and carrying out all actions required to obtain such recovery on the Indemnified Person’s behalf;

(b)	give notice to the Company as soon as possible after becoming aware of any claim or any circumstance for which there may be liability under this Deed, and provide the Company with an address for the service of notices under Clause 9 (if not already provided);

(c)	except where the Liability is owed to a Relevant Company, forward every letter, claim, or other document in any way relevant to such a claim, to the Company immediately on receipt;

(d)	except where the Liability is owed to a Relevant Company, not make, or permit to be made on his behalf, any admission, compromise, release, waiver, offer or payment relating to the claim, or take any other action reasonably likely to prejudice the Company’s ability to defend such a claim, in each case without the prior written consent of the Company; and

(e)	except where the Liability is owed to a Relevant Company, give full co-operation and provide such information as the Company may reasonably require (for itself and on behalf of each other Relevant Company), and do everything that the Company may request (for itself and on behalf of each other Relevant Company) to enable the Company to exercise its rights under Clauses 5.1 or 5.2 or be subrogated to the extent of any payment under this Deed.

5.	CONDUCT OF CLAIMS

5.1	Except where the Liability is owed to a Relevant Company, the Company will be entitled in its absolute discretion to take over and conduct in the name of the Indemnified Person(s) the defence or settlement of any claim or to prosecute in his name for its own benefit any claim or proceedings.

5.2	Except where the Liability is owed to a Relevant Company, the Company shall have full discretion in the conduct or settlement of any claim or proceedings taking account of the reasonable directions of the Indemnified Person.

6.	ABILITY TO RECOVER

The Company shall, in the event a payment is made to the Indemnified Person under clause 2 in respect of a particular Liability, be entitled to recover from the Indemnified Person an amount equal to any payment received by the Indemnified Person under any policy of insurance or under any other right under which the Indemnified Person is entitled to make recovery to the extent that such payment relates to the Liability, and any such payment to the Indemnified Person shall be made on that basis PROVIDED THAT the Indemnified Person will not be required to make payment to the Company of any amount in excess of the amount paid or required to be paid by the Company to all the Indemnified Persons under this Deed. The Indemnified Person will pay over such sum immediately upon the Company’s request free of any deduction or withholding (other than any deduction or withholding required by law and any reasonable costs of recovery incurred by the Indemnified Person).

7.	GROSSING UP

7.1	Subject to clauses 2.2 and 7.2, the Company shall pay such amount to the Indemnified Persons as shall after the payment of any tax thereon leave the Indemnified Person with sufficient funds to meet any liability to which the Indemnity applies. For the avoidance of doubt, when calculating the amount of any such tax the amount of any tax deductions which are or will be available in respect of the relevant Indemnity payment will be taken into account.

7.2	In the event that any amounts are paid to the Indemnified Person under clause 7.1 but a tax deduction is or becomes available in respect of the relevant Indemnity payment received by the Indemnified Person, the Indemnified Person shall repay such amounts forthwith to the Company.

8.	ASSIGNMENT AND CHOICE OF LAW

This Deed shall:

(a)	not be assignable; and

(b)	be governed and interpreted in accordance with Bermuda law and the Company and the Indemnified Persons submit to the non-exclusive jurisdiction of the Bermuda courts concerning any matter arising out of this Deed.

9.	NOTICES

Notices must be in writing:

(a)	to the Company at its registered office for the attention of the Group Company Secretary; and

(b)	to an Indemnified Person at the address above or to the address:

(i)	he has given under Section 92A of the Companies Act 1981 to the Company; or

(ii)	in the Signet Group’s records; or

(iii)	notified under Clause 4(b).

The notice will be deemed to have been delivered if by letter 48 hours after posting, and if by facsimile, upon receipt.

10.	VARIATION

10.1	With the exception of Bye-Law 56 of the Bye-laws and any indemnity in favour of the Indemnified Persons contained in the Bye-Laws (or equivalent) of any Relevant Company, this Deed constitutes the entirety of any indemnity given by the Company to the Indemnified Persons. It supersedes all prior arrangements between the Company and the Indemnified Persons whether written or oral which in any way indemnify the Indemnified Persons in their capacity as such.

10.2	The Company may amend the terms of the Indemnity in the event, and to the extent, of any amendment or variation to the terms of Bye-Law 56 of the Bye-Laws provided that any such amendment is without prejudice to any act or omission prior to the date of such amendment or to any indemnity in favour of such persons in any other document or agreement. A copy of the Deed as varied will be available for inspection in the office of the Company Secretary on reasonable notice.

11.	CONFLICTS AND SEVERANCE

11.1	In so far as the provisions of this Deed conflict with the provisions of any Applicable Law or the Bye-Laws, the provisions of the Applicable Law and the Bye-Laws shall take precedence.

11.2	In the event of any provision of this Deed being determined to be unenforceable in whole or in part for any reason, such unenforceability shall not affect or impair the enforceability of the other provisions or, in the case of provisions unenforceable only in part, shall not affect or impair the remainder of the relevant provision. Such other provisions or parts thereof, as appropriate, shall continue to bind the parties.

IN WITNESS whereof this Deed Poll has been executed on the day and year first above written.

EXECUTED AS A DEED by	)
SIGNET JEWELERS LIMITED	)
acting by	)
two directors / a director	)
and the Group Company Secretary	)

Director

Director / Group Company Secretary

SCHEDULE

(Indemnified Persons)

Sir Malcolm Williamson

Robert Anderson

Robert Blanchard

Walker Boyd

Terry Burman

Dale Hilpert

Mark Jenkins

Lesley Knox

Mark Light

Marianne Parrs

Thomas Plaskett

Russell Walls